CERTIFICATE OF DESIGNATION OF HERO TECHNOLOGIES INC. ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES B PREFERRED STOCK

On behalf of Hero Technologies Inc., a Nevada corporation (the "Company"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board") on July 31, 2023 to amend and restate the Series B Preferred Stock:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation") and the provisions of Section 78.1955 of the Nevada General Corporation Law, there hereby is created, out of five million (5,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Articles of Incorporation, Series B Preferred Stock in an amount equivalent to Five Million Dollars ($5,000,000), which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

SECTION 1. DESIGNATION OF SERIES. The shares of such series shall be designated as the "Series B Preferred Stock" and the number of shares initially constituting such series shall have a face amount of Five Million Dollars ($5,000,000).

SECTION 2. CONVERSIONS. The Shares are convertible only into control shares of LoadzPro Inc. when it is spun out. At the time of spin out, all preferred shares are convertible equal to but no more than 70% of the common shares of LoadzPro Merger Sub Inc. The conversion ratio shall be determined by the Board of Directors of the Company, in its sole discretion, at the time of conversion.

SECTION 3.1 UNWIND PUT OPTION. The Holders of the Series B Preferred Shares shall not have the right to unwind or terminate the Merger Agreement between LoadzPro Merger Sub Inc. and LoadzPro Inc (or hereafter the "Merger Agreement") until two years have passed from the effective date of this Certificate of Designation and the issuance and transfer of the Series B Preferred Shares. Subject to any regulatory approvals necessary to begin the uplist process, once any uplist process has begun, the Holders shall not have the right to unwind or terminate the Merger Agreement. The Holders shall not have the right to unwind or terminate the Merger Agreement if the cumulative financial milestones specified in the Schedule of Funding have been achieved or a cumulative amount of $100,000 has been injected into LoadzPro Inc. If either the Company has entered into binding agreements or obligations with third parties that are contingent upon the completion of the Merger Agreement or other binding commitments such as hiring or entering into contracts with suppliers, the Holders shall not have the right to unwind or terminate the Merger Agreement without fulfilling those commitments or obtaining the written consent of the other party. If there is a change in control of the Company, such that more than 50% of the voting power or ownership interest is transferred to a third party, then the Holders

shall not have the right to unwind or terminate the Merger Agreement without the written consent of the Company. The Holders shall not have the right to unwind or terminate the Merger Agreement based on a material adverse change in the business, financial condition, operations, or prospects of either party. If the Holders elect to unwind the transaction, Hero Technologies Inc. will receive 3.5% of the common stock of the newly spun-out company. The Holders shall not have the right to unwind or terminate the Merger Agreement without obtaining the prior approval of their respective board of directors and Holders as required by applicable laws, regulations, or the company's bylaws. If a dispute arises between the parties regarding the Merger Agreement the Holders shall not have the right to unwind or terminate the Merger Agreement until the dispute resolution process outlined in this agreement, has been completed, unless otherwise agreed upon in writing.

SECTION 3.2. UNWIND PUT OPTION PROCESS. In order to exercise the unwind put option, a Holder shall be required to obtain a supermajority approval of at least 90% from all other Holders. The Holder seeking to exercise the unwind put option shall provide written notice to all Holders. Upon receipt of the notice, all Holders shall be provided 5 business days to respond to the unwind put option notice. A special meeting shall be duly convened within 10 business days from the date of the notice, with the primary purpose of deliberating and voting on the matter of exercising the unwind put option. The exercise of the unwind put option shall require approval of 90% of the aggregate of all Holders. In the event that the Holder fails to obtain the mandated 90% supermajority approval, the unwind put option shall be deemed null and void, and the Holder shall be unequivocally prohibited from exercising it for 5 years. Each individual Holder shall exercise their judgment independently and without any form of coercion or undue influence when making a decision regarding the approval or rejection of the exercise of the unwind put option. Holders who possess a conflict of interest or potential conflict of interest with the Holder seeking to exercise the unwind put option shall strictly adhere to their fiduciary responsibilities and abstain from voting on the matter. The written notice provided by the Holder intending to exercise the option must comprehensively detail the terms and conditions of the unwind put option.

SECTION 4. LIQUIDATION PREFERENCE. The holders of the Series B Preferred Stock shall not be entitled to any liquidation preference.

SECTION 5. REDEMPTION RIGHTS. The shares of the Series B Preferred Stock shall have no redemption rights.

SECTION 6. NOTICES. Any notice required hereby to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

SECTION 7. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this amendment to the Certificate of Designation has been executed by a duly authorized officer of the Company on this 31st day of July 2023.

By: /s/ Gina Serkasevich
Name: Gina Serkasevich
Title: CEO
Date: July 31, 2023

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
B46DCBD3-E4BF-4760-A24A-C95250CB41A9

TRANSACTION DETAILS

Reference Number
B46DCBD3-E4BF-4760-A24A-C95250CB41A9

Transaction Type
Signature Request

Sent At
07/31/2023 14:06 EDT

Executed At
07/31/2023 14:11 EDT

Identity Method
email

Distribution Method
email

Signed Checksum
0d7412f55d2f076f3357d6b034db30fb16804982691e9ec028ac109504d976d9

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DOCUMENT DETAILS

Document Name
Certificate Of Designation Series B Preferred Shares - July 31 2023 V6

Filename
certificate_of_designation_series_b_preferred_shares_-_july_31_2023_v6.docx

Pages
3 pages

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File Size
25.6 KB

Original Checksum
22a681e517d2fcfa77dbb8eb27121c21b1521d95196980fd180cdebe0220c9c1

SIGNERS

SIGNER	E-SIGNATURE	EVENTS
Name Gina Serkasevich **Email** info@herotechnologiesinc.com **Components** 1	**Status** signed **Multi-factor Digital Fingerprint Checksum** 37b5f8152ef47e2cc344a747d09c5fbc604855086609c24ca43671962cd27b44 **IP Address** 73.200.76.226 **Device** Chrome via Windows **Typed Signature** *Gina Serkasevich* **Signature Reference ID** 4AD831F0	**Viewed At** 07/31/2023 14:10 EDT **Identity Authenticated At** 07/31/2023 14:11 EDT **Signed At** 07/31/2023 14:11 EDT

AUDITS

TIMESTAMP	AUDIT
07/31/2023 14:06 EDT	Tommy Harvey (th@herotechnologiesinc.com) created document 'certificate_of_designation_series_b_preferred_shares_-_july_31_2023_v6.docx' on Chrome via Mac from 75.225.143.250.
07/31/2023 14:06 EDT	Gina Serkasevich (info@herotechnologiesinc.com) was emailed a link to sign.
07/31/2023 14:10 EDT	Gina Serkasevich (info@herotechnologiesinc.com) viewed the document on Chrome via Windows from 73.200.76.226.
07/31/2023 14:11 EDT	Gina Serkasevich (info@herotechnologiesinc.com) authenticated via email on Chrome via Windows from 73.200.76.226.
07/31/2023 14:11 EDT	Gina Serkasevich (info@herotechnologiesinc.com) signed the document on Chrome via Windows from 73.200.76.226.